EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 25, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Praxair, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2014.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Stamford, CT
May 12, 2015